Exhibit 10.4

Summary of Compensation of Non-Employee Directors of Dollar General Corporation

We do not compensate for Board service any director who simultaneously serves as a Dollar General employee. We will reimburse directors for certain fees and expenses incurred in connection with continuing education seminars and for travel and related expenses related to Dollar General business.  We may allow directors to travel on the Dollar General airplane for those purposes.

Each non-employee director receives quarterly payment of the following cash compensation, as applicable:

•                        $75,000 annual retainer for service as a Board member;

•                        $17,500 annual retainer for service as chairman of the Audit Committee;

•                        $15,000 annual retainer for service as chairman of the Compensation Committee;

•                        $10,000 annual retainer for service as chairman of the Nominating and Corporate Governance Committee; and

•                        $1,500 for each Board or committee meeting in excess of an aggregate of 12 that a director attends during each fiscal year.

In addition to the director compensation described above, each non-employee director received in our 2009 fiscal year an equity award with an estimated value of $75,000 on the grant date. Sixty percent of the value of the equity grant consisted of non-qualified stock options to purchase shares of our common stock (“Options”) and forty percent consisted of restricted stock units ultimately payable in shares of our common stock (“RSUs”). The Options vest as to 25% of the Option on each of the first four anniversaries of the grant date and the RSUs vest as to 33 1/3% of the award on each of our first three annual shareholder meetings following the grant date, each subject to the director’s continued service on our Board. Our directors may elect to defer receipt of shares under the RSUs. We did not make an annual equity grant to our non-employee directors in 2010.

Beginning in our 2011 fiscal year, each non-employee director will receive an annual equity award with an estimated value of $75,000 on the grant date as determined by the Compensation Committee’s consultant using economic variables such as the trading price of our common stock, expected volatility of the stock trading prices of similar companies, and the terms of the awards.  We anticipate that sixty percent of the value of the annual equity award will consist of Options and forty percent will consist of RSUs. We expect that the Options will vest as to 25% of the Option on each of the first four anniversaries of the grant date and that the RSUs will vest as to 33 1/3% of the award on each of the first three anniversaries of the grant date, each subject to the director’s continued service on our Board. The directors may elect to defer receipt of shares underlying the RSUs.

The effective date of the annual equity awards (the “grant date”) is expected to be the date on which the quarterly Board meeting is held in conjunction with the Company’s annual shareholders’ meeting, and such awards shall be made to those directors who are elected or reelected at such shareholders’ meeting.  Any new director appointed after the annual shareholders’ meeting but before February 1 of a given year will receive a full equity award no later than the first Compensation Committee meeting following the date on which he or she is elected. Any new director appointed on or after February 1 of a given year but before the next annual shareholders’ meeting shall not receive a full or pro-rated equity award, but rather shall be eligible to receive the next regularly scheduled annual award.